Exhibit 10.1

EXCLUSIVE MARKETING AGREEMENT

On the terms and conditions provided herein, Roberts Properties Residential L.P., (“Owner”) does hereby employ CBRE, Inc.  (“Agent”) through Scott McGregor, Robert LaChapelle, John Haynes, and Paul Berry for a period commencing April 9, 2013, and terminating at midnight December 15, 2013 for the sale of ±9.84 acres in Fulton County on Peachtree Dunwoody Road (“Property”), particularly described in Exhibit “A” hereto.

1.              Sales Price and Terms:  Agent is authorized to offer the property for sale at a price to be Sixteen Million Six Hundred Thousand Dollars ($16,600,000) per attached schedule Exhibit “C”, payable all cash at closing, or upon such other terms and conditions as Owner may agree upon.  Owner will require satisfactory evidence of proposed Purchaser’s capacity to perform.

2.              Brokerage Commission:  In consideration of Agent’s agreement to market the Property on the terms provided herein, Owner agrees to pay Agent a real estate brokerage commission in the amount of four percent (4.0%) of the gross sales price Owner receives for the Property.  In the event a purchaser is represented by a Cooperating Broker, the commission shall be increased to five percent (5.0%) of the gross sales price Owner receives for the Property.  Such commission shall be due and payable if and when the sale of the Property is closed and consummated pursuant to a written agreement between Owner, Purchaser, and Agent.  Such compensation will be due and payable only at and in the event of such closing and no commission shall be due or payable otherwise.

3.              Property Information; Inspections:  Owner agrees to make available to Agent all data, records, and documents pertaining to the Property.  Owner will allow the Property to be shown at reasonable times and will otherwise assist Agent in the sale of the Property.

4.              Referrals:  Owner will immediately refer all inquiries of anyone interested in the Property.  All negotiations are to be through Agent.

5.              For Sale Sign:  Agent is authorized to place one (1) sign on the property.  Prior to installation, Owner must approve in writing the design, wording and location of the sign.

6.              Agent’s Marketing Responsibilities:  Agent agrees to use its best efforts to market the Property on the terms herein provided or otherwise satisfactory to Owner.  Agent shall pay all expenses incurred by Agent in such effort, including any advertising or travel expenses.  Agent agrees that Scott McGregor, Robert LaChapelle, John Haynes, and Paul Berry shall be personally and directly responsible for, and shall devote their personal time and attention to, the performance of Agent’s undertakings hereunder. The timing of Agent’s marketing responsibilities shall be in strict accordance with the attached Exhibit “D”.

7.              Cooperation with other Brokers:  Agent agrees to cooperate with other real estate brokers in marketing the Property and agrees that Owner shall have no obligation or responsibility to pay any commission or other compensation to any other real estate broker who might assist Agent in procuring a Purchaser for the Property, and any sale is specifically conditioned of actual transfer of the title from existing title holder.

8.              Ownership:  Owner represents that it is the Contractual Owner of the property and any sale is specifically conditioned of actual transfer of the title from existing titleholder.

9.              Expiration of Exclusive Marketing Agreement:  Agent shall be entitled to the compensation provided for in Paragraph 2 if the property is placed under contract on or before 90 days from expiration date, pursuant to a binding contract of sale entered into by Owner and a Purchaser registered with Owner by Agent prior to expiration date.

10.       Agency Disclosure:  Pursuant to Georgia Real Estate Commission Rule No. 520-1-08, Paragraph Two, this is to notify all parties that CBRE, Inc., is representing the Seller and does not represent the Purchaser in this transaction, regardless of whether the commission is paid by the Purchaser or the Seller.  Seller agrees to write into the purchase contract language that acknowledges this disclosure by all parties to the contract.

By my signature(s), I represent that I have full power and authorization to enter into this Exclusive Marketing Agreement.  This agreement becomes effective on the earlier of either the commencement date referenced above or the date of execution below.

This Exclusive Marketing Agreement is agreed to and accepted by Owner and Agent this 9th day April, 2013.

ROBERTS PROPERTIES RESIDENTIAL, L.P.	CBRE, INC.
OWNER	AGENT
By: Charles S. Roberts, President

/s/ Charles S. Roberts (Seal)	/s/ David Lanier (Seal)

4/9/2013	Sr. Managing Director

Exhibit "A"

HUNTERS CROSSING DR NE
HOUNDS RDG NE
HUNTERS BRANCH CLSE NE
PEACHTREE DUNWOODY RD NE
HUNTERS KNL NE
SITE
5
3
38
9.84 ACRES
33
(2.02 Ac.)
60
(1.23 Ac.)

Exhibit “A” 9.84 ACRES

Exhibit B

AGENCY RELATIONSHIPS POLICY

Effective January 1, 1994, Georgia adopted the Brokerage Relationships in Real Estate Transaction Act (“BRRETA”), O.C.G.A. § 10-6A-1 et seq., which requires each licensed broker to develop and enforce a brokerage relationships policy, to provide a copy of that policy to all prospective clients and to make certain disclosures to each prospective client before entering into a brokerage engagement relationship. For purposes of BRRETA, a “client” is defined as a person who has entered into a brokerage engagement with a real estate broker and a “customer” is defined as a person who has not entered into a brokerage engagement with a real estate broker, but for whom such broker may perform ministerial acts in a real estate transaction. A “brokerage engagement” means an express written or oral contract wherein a client promises to pay the real estate broker valuable consideration or agrees that a real estate broker may receive valuable consideration from another in consideration of the broker producing a seller, buyer, tenant, or landlord ready, willing and able to sell, buy or rent real property or an interest therein.

BROKERAGE POLICY

CBRE, Inc. and its affiliated licensees represent (1) sellers, landlords, buyers and tenants and (2) both sellers and buyers and landlords and tenants under disclosed dual agency for intra-company real estate transactions (for purposes of this Policy, reference to “landlord” or “tenant” includes “sublandlord” and “subtenant”, if applicable). In addition, in a specific disclosed transaction, CBRE, Inc. and its affiliated licensees may act as a transactional broker for and perform ministerial acts [i.e., acts which do not involve the exercise of its discretion or judgment pursuant to BRRETA § 10-6A-3 (a) (11)] for both seller/landlord and buyer/tenant, without creating an agency relationship with either party.

CBRE, Inc. is a full-service national brokerage firm and in some instances CBRE, Inc., through one or more of its affiliated licensees, may represent both the seller and buyer or the landlord and tenant in a specific transaction. Such dual agency is permitted under Georgia law if both clients consent. As a result, CBRE, Inc. shall provide to each prospective client a dual agency disclosure and consent agreement/letter in order to obtain each client’s written consent to the transaction in which it is acting as a dual agent and make such other disclosures as are required by BRRETA § 10-6A-12. In dual agency transactions, CBRE, Inc. may, but is not obligated to, assign one of its affiliated licensees to each client in the transaction.

OTHER BROKERAGE RELATIONSHIPS

Prospective client acknowledges that CBRE, Inc. is a national full-service brokerage firm and that CBRE, Inc. represents a variety of other clients under existing or subsequent brokerage relationships with respect to the sale, purchase or lease of their real property or acquisition or lease of specific real property. At times, another client may wish to purchase or lease property that a prospective client offers for sale or lease. Alternatively, a prospective client may wish to purchase or lease property that another CBRE, Inc. client offers for sale or lease. At times, another client may wish to buy or lease the same property that a prospective client wishes to buy or lease, or another client may offer for sale or lease property similar to the property that a prospective client offers for sale or lease. CBRE, Inc. will not disclose the confidential information of one of its clients to any other of its clients or customers, except to the extent required by applicable law.

Under Georgia law, when a seller or landlord is a client, CBRE, Inc. and its affiliated licensees may still show alternative properties not owned by the client to prospective buyers or prospective tenants. In addition, when a buyer or tenant is a client, CBRE, Inc. and its affiliated licensees may still show properties in which the buyer or tenant is interested to other prospective buyers or prospective tenants.

COMMISSION ARRANGEMENTS

CBRE, Inc.’s compensation in representing a seller or landlord or when acting as a dual agent in a particular transaction will generally be paid by such sellers or landlords, pursuant to an agency listing agreement or commission agreement. Where CBRE, Inc. represents buyers or tenants, CBRE, Inc.’s compensation for services rendered to such buyers or tenants will generally be paid by the applicable seller or landlord or its agent, unless specifically agreed to the contrary in writing between CBRE, Inc. and the buyer or tenant. CBRE, Inc. will advise its clients of its compensation payable in connection with a specific transaction and further will advise and obtain the consent of all parties in the event of compensation from more than one party to a specific transaction.

Generally, CBRE, Inc. will cooperate with other licensed brokers who are authorized in writing to represent another party in a transaction; however, CBRE, Inc. will not recognize such cooperating brokers as subagents of CBRE, Inc.’s clients, unless specifically agreed to in writing with its clients and such cooperating brokers. CBRE, Inc.’s compensation to and sharing of commissions with cooperating brokers will be set forth in the applicable agency listing agreement or other commission agreement with its clients, who are responsible for compensating CBRE, Inc.

DISCLOSURE STATEMENT AND OTHER INFORMATION AND NOTICES

CBRE, Inc., through one or more of its affiliated licensees, shall provide a disclosure statement to all parties to a specific transaction prior to execution of a purchase and sale contract, lease/sublease or other documents regarding a transaction involving real property. The disclosure statement will provide disclosures as to whom CBRE, Inc. represents and from whom CBRE, Inc. shall receive compensation in any specific transaction. In addition, CBRE, Inc. provides to each party to any specific transaction, whether client or customer, additional information and notices which appear on the reverse side of the Disclosure Statement.

Exhibit “C”

Property Valuation

Component	Units	$ / Unit	Total $
Apartments	236	$30,000	$7,080,000
Condominiums	120	$30,000	$3,600,000
Office	210,000	$20	$4,200,000
Retail	56,000	$30	$1,680,000
Total			$16,560,000

Listing Price			$16,600,000

Exhibit “D”

TIMELINE OF AGENT’S MARKETING RESPONSIBILITIES

•                  Enter into Exclusive Marketing Agreement on Tuesday, April 9, 2013

•                  On or before Wednesday, April 17, 2013, review all due diligence materials to gain a thorough understanding of the Property.

•                  On or before Friday, April 19, 2013, the Agent shall complete the following activities:

•                  finalize a high-quality Announcement Flyer and commence distribution to its network of brokers and buyers via canvassing and electronic campaigns,

•                  submit a press release to all local media sources announcing marketing of the Property,

•                  install onsite signage as approved by Owner,

•                  ensure the listing website is online, and

•                  submit to the Owner the first draft of a detailed Offering Memorandum to be distributed to brokers and buyers.

•                  On or before Tuesday, April 23, 2013, submit to the Owner the final draft of a detailed and high-quality Offering Memorandum to be distributed to brokers and buyers.

•                  Commence mass marketing on Wednesday, April 24, 2013.

•                  Submit weekly marketing updates to Client.